SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            CROSSROADS SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is
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5)   Total fee paid:

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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                             [LOGO] CROSSROADS(TM)

                            CROSSROADS SYSTEMS, INC.


                            8300 N. MoPac Expressway
                               Austin, Texas 78759


                                January 19, 2001


Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Crossroads Systems, Inc., which will be held at The Hyatt Regency Hotel, 208 Barton Springs Road, Austin, Texas 78704 on Friday, March 2, 2001, at 9:00 a.m. Central Standard Time.

     Details of the business to be conducted at the annual meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote in favor of each such proposal and for each of the directors nominated for election to the Crossroads Systems, Inc. Board of Directors.

     You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy card. Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly by one of the methods offered. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the meeting.

     We look forward to seeing you at the meeting.

                                                        Sincerely,

                                                        /s/ Brian R. Smith

                                                        Brian R. Smith
                                                        Chief Executive Officer

                            CROSSROADS SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 2, 2001


TO THE STOCKHOLDERS OF CROSSROADS SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Crossroads Systems, Inc., a Delaware corporation, will be held on Friday, March 2, 2001, at 9:00 a.m. Central Standard Time, at The Hyatt Regency Hotel, 208 Barton Springs Road, Austin, Texas 78704, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect two Class I directors, two Class II directors and two Class III directors to serve until our 2002, 2003 and 2004 annual meetings of stockholders, respectively, or until their successors are duly elected and qualified;

     2. To approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares of our common stock authorized to be issued under the plan by 1,000,000 shares and to amend the 1999 plan to increase the amount the share reserve under the plan which will increase on the first trading day of each calendar year, beginning with calendar year 2002, from two percent (2%) of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 500,000 shares) to four percent (4%) of such outstanding shares (subject to a maximum annual increase of 1,000,000 shares).

     3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for our company for the fiscal year ending October 31, 2001; and

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on January 2, 2001 are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Telephone and Internet voting instructions can be found on the attached proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by proxy, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                                        Sincerely,

                                                        /s/ Reagan Y. Sakai

                                                        Reagan Y. Sakai
                                                        Secretary

Austin, Texas
January 19, 2001


YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

                            CROSSROADS SYSTEMS, INC.

                            8300 N. MoPac Expressway
                               Austin, Texas 78759

                                 ---------------
                                 Proxy Statement
                                 ---------------


                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 2, 2001

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Crossroads Systems, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on March 2, 2001. The annual meeting will be held at 9:00 a.m. Central Standard Time at The Hyatt Regency, 208 Barton Springs Rd., Austin, Texas 78704. These proxy solicitation materials were mailed on or about January 19, 2001, to all stockholders entitled to vote at our annual meeting.

Voting

     The specific proposals to be considered and acted upon at our annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On January 2, 2001, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, we had outstanding 27,788,352 shares of our common stock and no shares of our preferred stock. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on January 2, 2001. Stockholders may not cumulate votes in the election of directors.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or internet voting, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the director proposed by our board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2 and 3 described in the accompanying notice and proxy statement. You may revoke or change your Proxy at any time before the annual meeting by filing with our Corporate Secretary at our principal executive offices at 8300 N. MoPac Expressway, Austin, Texas 78759, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

     We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2002 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Secretary, not later than September 21, 2001, the date which is 120 days prior to January 19, 2002. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, persons acting as proxies shall have discretionary authority to vote against any proposal presented at our 2002 annual meeting of stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our bylaws.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                       PROPOSAL ONE: ELECTION OF DIRECTORS
General

     Our certificate of incorporation provides that at our first annual meeting of stockholders following the closing of our initial public offering, our board of directors will be divided into three classes of directors, as nearly equal in size as practicable, and each of which will serve staggered three-year terms or until his or her successor has been duly elected and qualified:

     o    Class I, whose term will expire at our next annual meeting;

     o Class II, whose term will expire at our annual meeting to be held in 2003; and

     o Class III, whose term will expire at our annual meeting to be held in 2004.

     As this is our first annual meeting of stockholders following our initial public offering in October 1999, at this annual meeting, we will be electing two Class I directors, two Class II directors, and two Class III directors. Our board currently consists of six persons. The nominees listed below are our current directors.

     Each nominee for election has agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Director

     The following table sets for the name, age and current position of each person who is a nominee for election as one of our directors:

                                                              Proposed Class
     Name                          Age     Current Position    of Director
     ----                          ---     ----------------    -----------
     David L. Riegel ...........    62        Director           Class I
     Brian R. Smith ............    35        Director           Class I
     Richard D. Eyestone .......    54        Director           Class II
     William P. Wood ...........    45        Director           Class II
     Morton L. Topfer ..........    64        Director           Class III
     Paul S. Zito ..............    45        Director           Class III

                         Nominees for Class I Directors

     David L. Riegel, 62, has served as a member of our board of directors since November 1997. From November 1992 to September 1997, Mr. Riegel served as Chief Operating Officer of Exabyte Corporation. Mr. Riegel has served on the board of directors of Bolder Technologies Corporation, an energy technology company involved in the development of rechargeable battery systems, since May 1992. Mr. Riegel holds a B.S.E.E. from Purdue University.

     Brian R. Smith, 35, a co-founder of Crossroads, has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in April 1995. From inception until October 1997, Mr. Smith also served as our President. From October 1994 to April 1995, Mr. Smith was President of a consulting services company. From January 1985 to October 1994, Mr. Smith held various development and management positions at IBM. Among other things, he led the development of IBM's Fibre Channel products and FDDI products and worked on several ESCON projects. He was also a technical representative for IBM on the Fibre Channel Systems Initiative for TCP/IP and SCSI. Mr. Smith has served on the American National Standards Institute committee developing many Fibre Channel standards since 1992. Mr. Smith holds a B.S.E.E. from the University of Cincinnati and an M.S.E.E. from Purdue University.

                        Nominees for Class II Directors

     Richard D. Eyestone, 54, has served as a member of our board of directors since May 1999. From 1993 to September 1996, Mr. Eyestone was employed at Bay Networks as Vice President of Sales and, from September 1996 to September 1998, as Senior Vice President of Market and Product Management. Mr. Eyestone currently serves on the board of directors of eSoft, Inc. and several private companies. Mr. Eyestone holds a B.S.E. in education from Drake University and an M.B.A. from the University of Iowa.

     William P. Wood, 45, has served as a member of our board of directors since December 1996. Since 1984, Mr. Wood has been a general partner and, for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm located in Austin, Texas. Since 1996, Mr. Wood has also served as the sole general partner of Silverton Partners, an investment partnership located in Austin, Texas. Mr. Wood serves on the board of Silicon Laboratories, Inc., as well as several private companies. Mr. Wood holds a B.A. in history from Brown University and an M.B.A. from Harvard University.

                        Nominees for Class III Directors

     Morton L. Topfer, 64, has served as a member of our board of directors since May 2000. Since December 1999, Mr. Topfer has served as a counselor to the CEO of Dell Computer Corporation. From June 1994 to December 1999, Mr.Topfer served as Vice Chairman of Dell Computer Corporation. For 23 years prior to joining Dell, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Before joining Motorola in 1971, Mr. Topfer spent 11 years with RCA Laboratories in various research and development and management positions. He began his professional career as a research engineer with Kollsman Instruments Corporation in New York. Mr. Topfer received a Bachelor of Science degree in Physics from Brooklyn College and a Master of Science degree in Physics from the Polytechnic Institute of Brooklyn. He is a member of the board of directors of Autodesk, Inc., Alliance Gaming and Dell.

     Paul S. Zito, 45, has served as a member of our board of directors since April 2000. From April 1996 to April 1998, Mr. Zito served as Chief Operating Officer, Secretary, and Treasurer of Netspeed, Inc., a privately held company that was acquired by Cisco Systems. From 1993 to March 1996, Mr. Zito served as Chief Financial Officer and Director of NetWorth, Inc, a publicly traded company that was acquired by Compaq Computer Corporation in 1995. Mr. Zito currently is the secretary of and serves on the board of directors of Netpliance, Inc.

Board Committees and Meetings

     During the fiscal year ended October 31, 2000, our board of directors held 10 meetings and acted by unanimous written consent seven times. The board of directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served during fiscal 2000.

     Audit Committee. The audit committee reports to the board of directors with regard to the selection of our independent auditors, the scope of our annual audits, fees to be paid to the auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of the audit committee are Messrs. Riegel, Wood and Zito. The audit committee held five meetings during fiscal 2000.

     Our board adopted and approved an amended charter for the audit committee in January, 2001, a copy of which is attached hereto as Appendix A. The board has determined that all members of the audit committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

     Compensation Committee. The compensation committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other employees. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The compensation committee also administers our stock option and stock purchase plans. Our former director, Wo Overstreet, served as a member of our compensation committee until her resignation from the board in February 2000. From February to June, when the board appointed Mr. Topfer to the compensation committee, the full board fulfilled the duties of the compensation committee. The members of the compensation committee are Messrs. Eyestone and Topfer. The compensation committee held nine meetings during fiscal 2000.

Director Compensation and Indemnification Arrangements

     Directors currently do not receive any fees from us for their service as directors, although by resolution of the board, they may receive a fixed sum and reimbursement for expenses in connection with their attendance at board and committee meetings or a stated salary. In connection with our acquisition of Polaris Communications, Inc., in March 2000, we paid Mr. Riegel $28,000 for his consulting services rendered in connection with the acquisition and subsequent integration of Polaris.

     Non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 1999 Stock Incentive Plan. Non-employee and employee directors are also eligible to receive option grants under the discretionary option grant program of the 1999 plan. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after our initial public offering receives an option grant to purchase 15,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after our initial public offering, each non-employee board member who continues to serve as a non-employee board member is automatically granted an option to purchase 5,000 shares of common stock, provided such individual has served on the board for at least six months.

     Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors' and officers' liability insurance and enter into indemnification agreements with all of our directors and executive officers.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed above.

                       PROPOSAL TWO: APPROVAL OF AMENDMENT
                        TO THE 1999 STOCK INCENTIVE PLAN


     Our stockholders are being asked to approve an amendment to our 1999 Stock Incentive Plan, which will effect the following changes:

     (i) increase the number of shares of our common stock reserved for issuance under the 1999 plan by an additional 1,000,000 shares; and

     (ii) increase the number of shares by which the share reserve under the 1999 plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2002, from two percent (2%) of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 500,000 shares) to four percent (4%) of such outstanding shares (subject to a maximum annual increase of 1,000,000 shares).

     The board adopted the amendment on January 12, 2001, subject to stockholder approval at this meeting.

     The board believes the amendment is necessary to assure that a sufficient reserve of common stock remains available for issuance under the 1999 plan in order to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

     The following is a summary of the principal features of the 1999 plan, as most recently amended. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to Crossroads at 8300 N. MoPac Expressway, Austin, Texas 78759.

Equity Incentive Programs

     The 1999 plan consists of five separate equity incentive programs: (i) the discretionary option grant program, (ii) the salary investment option grant program, (iii) the stock issuance program, (iv) the automatic option grant program for non-employee board members and (v) the director fee option grant program for non-employee board members. The principal features of each program are described below. The compensation committee of the board has been delegated exclusive authority to administer the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to our executive officers and non-employee board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the board may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee board members. The compensation committee has complete discretion to determine the calendar year or years in which the salary investment option grant and director fee option grant programs will be in effect and to select the individuals who are to participate in the salary investment option grant program. All grants made to the participants in the salary investment option grant and director fee option grant programs are governed by the express terms of those programs. Neither the compensation committee nor any secondary committee exercises any administrative discretion under the automatic option grant program or director fee option grant program. All grants under those programs are made in strict compliance with the express provisions of each such program.

     The term Plan Administrator, as used in this summary, will mean the compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1999 plan.

Share Reserve

     5,368,923 shares of our common stock have been reserved for issuance over the term of the 1999 plan. Such share reserve consists of (i) the 3,868,923 shares initially reserved for issuance under the 1999 plan, (ii) the additional 500,000 shares added to the reserve on January 2, 2001 pursuant to the automatic share increase provisions of the 1999 plan plus (iii) the additional increase of 1,000,000 shares of common stock that forms part of this proposal. In addition, on the first trading day of each calendar year during the term of the 1999 plan, beginning calendar year 2002, the number of shares of common stock available for issuance under the 1999 plan will automatically increase by an amount equal to four percent (4%) of the shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 1,000,000 shares and subject to approval of this proposal.

     As of December 31, 2000, 2,581,770 shares of common stock were subject to outstanding options under the 1999 plan, 19,125 shares of common stock had been issued under the 1999 plan, and 1,268,028 shares of common stock remained available for future issuance, assuming stockholder approval of this proposal.

     No participant in the 1999 plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this proposal will also constitute a reapproval of the 500,000-share limitation for purposes of Internal Revenue Code section 162(m).

     The shares of common stock issuable under the 1999 plan may be drawn from shares of our authorized but unissued shares of such common stock or from shares of such common stock reacquired by us, including shares repurchased on the open market.

     In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and per participant) under the 1999 plan and the securities and the exercise price per share in effect under each outstanding option.

Eligibility

     Officers and employees, non-employee board members and independent consultants in our service or our parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the discretionary option grant and stock issuance programs. Executive officers and other highly paid employees are also eligible to participate in the salary investment option grant program. Participation in the automatic option grant and director fee option grant programs is limited to non-employee members of the board.

Valuation

     The fair market value per share of our common stock on any relevant date under the 1999 plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On December 31, 2000 the fair market value per share determined on such basis was $4.688.

Discretionary Option Grant Program

     The plan administrator has complete discretion under the discretionary option grant program portion of the 1999 plan to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share equal to the fair market value of the shares on the grant date unless otherwise determined by the plan administrator. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by the us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program, which provide the holders with the right to surrender their options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of our common stock.

     The plan administrator also has the authority to effect the cancellation of any or all options outstanding under the discretionary option grant program and to grant, in substitution therefor, new options covering the same or a different number of shares of common stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

Salary Investment Option Grant Program

     The compensation committee of the board has complete discretion in implementing the salary investment option grant program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the compensation committee an irrevocable authorization directing us to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $5,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

     Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

     The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as a immediate prepayment, as of the time of the option grant, of two thirds of the then current market price of the shares of common stock subject to the option.

     The option will become exercisable in a series of twelve (12) equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should we experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three (3)-year period measured from the date of the optionee's cessation of service.

     We have not yet implemented the salary investment option grant program.

Stock Issuance Program

     Shares of our common stock will be issued under the stock issuance program at a price per share equal to the fair market value of the shares on the issuance date unless otherwise determined by the plan administrator. Shares will be issued for such valid consideration as the plan administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The plan administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the stock issuance program.

Automatic Option Grant Program

     Under the automatic option grant program, eligible non-employee board members receive a series of option grants over their period of board service. Each non-employee board member will, at the time of his or her initial election or appointment to the board, receive an option grant for 15,000 shares of our common stock. In addition, on the date of each annual stockholders meeting, each individual who continues to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of our common stock. There will be no limit on the number of such 5,000-share option grants any one eligible non-employee board member may receive over his or her period of continued board service.

     Stockholder approval of this proposal will also constitute pre-approval of each option granted under the automatic option grant program on or after the date of the annual stockholders meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable for the option shares; the shares acquired under the option will be subject to repurchase by us at the option exercise price paid per share, upon the optionee's cessation of board service prior to vesting in those shares. The shares subject to each initial 15,000-share automatic grant will vest in four successive equal annual installments upon the optionee's completion of each year of board service over the four year period measured from the grant date. The shares subject to each annual 5,000-share grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, each outstanding automatic option grant will automatically accelerate and become immediately exercisable for any or all of the option shares as fully-vested shares upon certain changes in control or ownership of Crossroads or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of board service.

Director Fee Option Grant Program

     The compensation committee has complete discretion in implementing the director fee option grant program for one or more calendar years in which non-employee board members may participate. As a condition to such participation, each non-employee board member must, prior to the start of the calendar year of participation, file with the compensation committee an irrevocable authorization directing us to apply all or a portion of his or her cash retainer fee for the upcoming calendar year to the acquisition of a special option grant under the program.

     Each non-employee board member who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that retainer fee election is to be in effect.

     The number of shares subject to each such option will be determined by dividing the amount of the retainer fee for the calendar year to be applied to the program by two-thirds of the fair market value per share of our common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee that optionee has elected to be applied to the program. In effect, the portion of the annual retainer fee otherwise payable in cash serves as an immediate prepayment, as of the time of the option grant, of two thirds of the then current market price of the shares of common stock subject to the option.

     The option will become exercisable in a series of 12 equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such retainer fee election is in effect and will become immediately exercisable for all the option shares on an accelerated basis should Crossroads experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of service.

     We have not yet implemented the director fee option grant program.

General Provisions

     Acceleration

     In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

     The plan administrator will have the authority under the discretionary option grant program to provide that those options will automatically vest in full (i) upon an acquisition of Crossroads, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of Crossroads effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members, or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed 18 months) following an acquisition in which those options are assumed or replaced upon a hostile change in control. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. The options granted under the salary investment option grant program, the automatic option grant program and the director fee option grant program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

     The acceleration of vesting in the event of a change in the ownership or control of Crossroads may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Crossroads.

     Limited Stock Appreciation Rights

     Each option granted under the salary investment option grant program, the automatic option grant program and the director fee option grant program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting securities or a change in a majority of the board as a result of one or more contested elections for board membership, the option may be surrendered to us in return for a cash distribution from us. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the plan administrator may grant such rights to our officers as part of their option grants under the discretionary option grant program.

     Stockholder approval of this proposal will also constitute pre-approval of each limited stock appreciation right granted under the salary investment option grant program, the automatic option grant program and director fee option grant program and the subsequent exercise of those rights in accordance with the foregoing terms.

     Financial Assistance

     The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the discretionary option grant program or the purchase of shares under the stock issuance program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable withholding taxes incurred in connection with the acquisition of those shares.

     Special Tax Election

     The plan administrator may provide one or more holders of non-statutory options or unvested share issuances under the 1999 plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

     Amendment and Termination

     The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board, the 1999 plan will terminate on the earliest of (i) September 30, 2009, (ii) the date on which all shares available for issuance under the 1999 plan have been issued as fully-vested shares or
(iii) the termination of all outstanding options in connection with certain changes in control or ownership of Crossroads.

Stock Awards

     The table below shows, as to our Chief Executive Officer, the four other most highly compensated executive officers of Crossroads (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of our common stock subject to option grants made under the 1999 plan from October 1, 1999 (the date of adoption of the 1999 plan) through December 31, 2000, together with the weighted average exercise price payable per share. We have not made any direct stock issuances to date under the 1999 plan.

                               OPTION TRANSACTIONS

                                                                                                 Weighted
                                                                     Number of Shares            Average
                                                                       Underlying            Exercise Price
Name and Position                                                  Options Granted (#)        Per Share ($)
------------------                                                --------------------       --------------
Brian R. Smith ...................................................            --                      --
   Chief Executive Officer and Director Nominee
Larry D. Sanders .................................................       500,000                 $116.50
   President and Chief Operating Officer
Reagan Y. Sakai ..................................................       100,000                   13.39
   Vice President, Chief Financial Officer,
   Secretary and Treasurer
John Middleton ...................................................        60,000                   10.45
   Vice President of Engineering
Allen R. Sockwell ................................................       125,000                   11.63
   Vice President of Human Resources
Robert F. LiVolsi ................................................            --                      --
   Former Vice President of Sales and Marketing
James H. Moore ...................................................            --                      --
   Former President and Chief Operating Officer
David L. Riegel ..................................................            --                      --
   Director
Richard D. Eyestone ..............................................            --                      --
   Director
William P. Wood ..................................................            --                      --
   Director
Morton L. Topfer .................................................        30,000                   36.81
   Director
Paul S. Zito .....................................................        30,000                   36.25
   Director
All current executive officers as a group (5 persons) ............       785,000                   78.56
All current non-employee directors as a group (5 persons) ........        60,000                   36.53
All employees, including current officers who
     are not executive officers, as a group (199 persons) ........     1,736,770                   30.92

Federal Income Tax Consequences

     Option Grants

     Options granted under the 1999 plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

     Stock Appreciation Rights

     No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

     Direct Stock Issuances

     The tax principles applicable to direct stock issuances under the 1999 plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

     We anticipate that any compensation deemed paid by us in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by Crossroads without limitation under Internal Revenue Code Section 162(m).

Accounting Treatment

     Option grants under the discretionary option grant and automatic option grant programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

     Option grants or stock issuances made under the 1999 plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to Crossroads in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

     On  March  31,  2000,  the  Financial  Accounting  Standards  Board  issued
Interpretation No. 44, which is an interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the interpretation, option grants made to consultants (but not non-employee board members) after December 15, 1998 will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to our earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the date the option is exercised for those shares.

     Should one or more individuals be granted tandem stock appreciation rights under the 1999 plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

New 1999 Plan Benefits

     As of December 31, 2000, no stock options had been granted, and no shares of common stock had been issued, on the basis of the share increases which are the subject of this proposal. However, on the date of the annual meeting, and assuming their re-election, Messrs. Riegel, Eyestone, Wood, Topfer and Zito will each receive an option grant for 5,000 shares at an exercise price equal to the fair market value per share of common stock on that date pursuant to the automatic option grant program.

Stockholder Approval

     The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote on this proposal is required for approval of the amendment to the 1999 plan. Should such stockholder approval not be obtained, then the 1,000,000-share increase to the share reserve under the 1999 plan will not be implemented, the two percentage increase to the automatic share increase provision will not be implemented, any stock options granted under the 1999 plan on the basis of the increases will immediately terminate without ever becoming exercisable for the shares of common stock subject to those options, and no additional options or stock issuances will be made on the basis of such increases. The 1999 plan will, however, continue in effect with the two percent (2%) annual automatic share increase as previously approved by the stockholders, and option grants and direct stock issuances may continue to be made under the 1999 plan until all the shares available for issuance under the 1999 plan have been issued pursuant to such option grants and direct stock issuances.

Recommendation of the Board of Directors

     Our board of directors recommends that the stockholders vote For the amendment to our 1999 Stock Incentive Plan.

                                 PROPOSAL THREE:
                      RATIFICATION OF INDEPENDENT AUDITORS


     Our board of directors appointed the firm of PricewaterhouseCoopers LLP, independent public auditors for the fiscal year ended October 31, 2000 and has appointed PricewaterhouseCoopers LLP to serve in the same capacity for the fiscal year ending October 31, 2001. The board is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

     In the event the stockholders fail to ratify the appointment, our board will reconsider its selection. Even if the selection is ratified, the board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the board believes that such a change would be in the best interests of the company and our stockholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

     Our board of directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending October 31, 2001.

                                  OTHER MATTERS

     We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

                             OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of December 31, 2000, by:

     o each person known by us to be a beneficial owners of five percent (5%) or more of our common stock;

     o each current director, each of whom is a nominee for election as a director;

     o each executive officer named in the summary compensation table of the Executive Compensation and Other Information section of this proxy statement; and

     o    all current directors and executive officers as a group.

     Our common stock is the only class of voting securities outstanding. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                                Percentage of
                                                                  Shares            Shares
                                                               Beneficially     Beneficially
Beneficial Owner(1)                                                Owned          Owned (2)
-------------------                                            ------------     -------------
Executive Officers and Directors:
   Brian R. Smith (3) .........................................   3,792,500         13.6%
   Larry D. Sanders (4) .......................................     125,000            *
   Reagan Y. Sakai (5) ........................................     120,201            *
   John R. Middleton (6) ......................................      51,438            *
   Allen R. Sockwell (7) ......................................     120,000            *
   Robert F. LiVolsi (8) ......................................     179,100            *
   James H. Moore (9) .........................................    241,600             *
   Richard D. Eyestone (10) ...................................      16,900            *
   David L. Riegel ............................................      47,400            *
   Morton L. Topfer ...........................................      10,000            *
   William P. Wood (11) .......................................   4,418,584         15.9
   Paul S. Zito ...............................................      20,000            *
   All current directors and executive officers
  as a group (10 persons) .....................................   8,722,023         31.4
Other 5% Stockholders:
   Entities deemed to be affiliated with Austin Ventures(12) ..  4,461,739          16.1

----------
*    Less than one percent of the outstanding common stock

(1) Unless otherwise indicated, the address for all officers and directors is 8300 N. MoPac Expressway, Austin, Texas 78759.

(2) Percentage of ownership is based on 27,788,352 shares of common stock outstanding on January 2, 2001. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after December 31, 2000 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(3) Includes 124,000 shares held in trust for the benefit of Mr. Smith's children as to which Mr. Smith disclaims beneficial ownership.

(4) All shares of common stock indicated as owned by Mr. Sanders are issuable upon the exercise of stock options.

(5) Includes 27,501 shares of common stock issuable upon exercise of stock options.

(6) Includes 4,666 shares held in trust for Mr. Middleton's children as to which Mr. Middleton disclaims beneficial ownership.

(7) All shares of common stock indicated as owned by Mr. Sockwell are issuable upon the exercise of stock options.

(8) Pursuant to written verification dated as of December 31, 2000. Mr. LiVolsi served as our Senior Vice President of Sales and Marketing until June 2000. Includes 6,400 shares held in trust for Mr. LiVolsi's children as to which Mr. LiVolsi disclaims beneficial ownership.

(9) Pursuant to written verification dated as of December 31, 2000. Mr. Moore served as our President and Chief Operating Officer until March 2000.

(10) Of the shares indicated as owned by Mr. Eyestone, 5,500 shares are held by the Echo Family Limited Partnership, of which Mr. Eyestone is the general partner.

(11) 4,161,740 shares indicated as owned by Mr. Wood are included due to his affiliation with funds affiliated with Austin Ventures. Mr. Wood is a general partner of AV Partners IV, L.P., the general partner of (a) Austin Ventures IV-A, L.P. and (b) Austin Ventures IV-B, L.P. Mr. Wood disclaims beneficial ownership of the shares held by Austin Ventures IV-A, L.P., and Austin Ventures IV-B, L.P., except to the extent of his pecuniary interest in such shares arising from his general partnership interest in AV Partners IV, L.P. Mr. Wood is a special limited partner of AV Partners VI, L.P., the general partner of Austin Ventures VI, L.P. and Austin Ventures Affiliates Fund VI, L.P., and as such does not have beneficial ownership of any of the 299,999 shares owned by Austin Ventures VI, L.P. or Austin Ventures Affiliates Fund VI, L.P. Mr. Wood's address is c/o Austin Ventures, 701 Brazos Street, Suite 1400, Austin, Texas 78701. 255,000 shares indicated as owned by Mr. Wood are included due to his affiliation with Silverton Partners, L.P., of which Mr. Wood is the general partner.

(12) Pursuant to written verification dated as of December 31, 2000, entities deemed to be affiliated with Austin Ventures have sole voting power and sole dispositive power over an aggregate of 4,461,739 shares of common stock as of December 31, 2000, in the following amounts:

          Austin Ventures IV-A, L.P. .......................    1,343,369
          Austin Ventures IV-B, L.P. .......................    2,818,371
          Austin Ventures Affiliates Fund VI, L.P. .........        8,206
          Austin Ventures VI, L.P. .........................      291,793

AV Partners IV, L.P., is the general partner of both Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P., and as such, may be deemed to be the beneficial owner of 4,161,740 shares of our common stock. AV Partners VI, L.P., is the general partner of both Austin Ventures VI, L.P. and Austin Ventures Affiliates Fund VI, L.P., and as such, may be deemed to be the beneficial owner of 299,999 shares of our common stock.

                              CERTAIN TRANSACTIONS

     Registration rights. According to the terms of an investors' rights agreement, some of our stockholders, including Austin Ventures, may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of their shares. We are not required to effect more than two demand registrations in any twelve-month period. Holders of demand registration rights may require us to file an unlimited number of registration statements on Form S-3 with respect to their shares of common stock.

     Additionally, some of our stockholders, including Brian R. Smith and Austin Ventures, have piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares in the registration.

     These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors' rights agreement, except underwriting discounts and commissions incurred by the selling stockholders. The investors' rights agreement also contains our commitment to indemnify the holders of registration rights for losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.

     Stock options granted to executive officers and directors. For more information regarding the grant of stock options to executive officers and directors, please see "Director Compensation and Indemnification Arrangements" above and "Option Grants in Fiscal 2000" below.

     Loan to directors and officers. In May 1999, we made loans to our officers Reagan Y. Sakai and John R. Middleton in the amounts of $99,999 and $22,250, respectively, to allow each such individual to exercise certain of his outstanding stock options. Both officers delivered a full-recourse promissory note to us with respect to his loan. Both promissory notes are secured by the purchased shares and accrue interest at a rate of 7.0% per year, compounded semi-annually. Both notes become due on May 26, 2003, or earlier if the officer leaves us or if the shares securing the promissory note are sold.

     In October 1999, we loaned our Vice President of Human Resources, Allen R. Sockwell $100,000 in exchange for a full recourse promissory note which is due in full, with accrued interest, in six years or upon the date which Mr. Sockwell leaves us. The note accrues interest at 7.0% per year, compounded annually and all principal and accrued interest are due in one lump sum on December 31, 2006.

     Employment agreements. In February 2000 we entered into a letter agreement with our President and Chief Operating Officer, Larry D. Sanders, regarding the terms of his employment with us, including the salary, bonus, reimbursable expenses and potential stock option grants to which he is entitled. This agreement is terminable by either party at any time and without prior notice. However, if we terminate Mr. Sanders other than for cause, we would be obligated to pay him one year of his then current salary plus any bonus to which he would be entitled. Additionally, if we undergo a change in control, all of Mr. Sanders' then unvested options will accelerate and become immediately exercisable. In the event Mr. Sanders is terminated or his responsiblities or salary is reduced within 18 months of such change in control, he will be entitled to a one time payment of one year salary plus any bonus to which he would be entitled.

     Severance agreements. In February 2000 we entered into a letter agreement with our former President and Chief Operating Officer, James H. Moore, regarding the termination of his employment with us. We agreed to pay Mr. Moore approximately $133,333 in cash and forgive a promissory note he issued to us in the amount of $90,000. In exchange for this, Mr. Moore agreed to release us from any and all claims he may make against us. Mr. Moore owes approximately $109,000 in repayment of promissory notes. In May 2000 we entered into a letter agreement with our former Vice President of Sales and Marketing, Robert F. LiVolsi, regarding the termination of his employment with us. We agreed to accelerate the vesting of 56,250 shares of common stock held by Mr. LiVolsi. In exchange for this, Mr. LiVolsi agreed to release us from any and all claims he may make against us.

                             AUDIT COMMITTEE REPORT

     The Audit Committee reports as follows with respect to the audit of our fiscal 2000 audited consolidated financial statements.

     Management is responsible for the company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

     Based upon Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the board of directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended October 31, 2000 filed with the Securities and Exchange Commission.

                                                        Paul S. Zito (Chair)
                                                        David L. Riegel
                                                        William P. Wood

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of the four other most highly compensated executive officers whose salary and bonus for fiscal 2000 was in excess of $100,000, for services rendered in all capacities to the company and our subsidiaries for the fiscal years ended October 31, 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                                                 Long-Term
                                                                         Annual Compensation                 Compensation Awards
                                                          -----------------------------------------  -------------------------------
                                                                                        Other         Securities
                                               Fiscal                                   Annual       Underlying         All Other
Name and Principal Position                     Year      Salary($)     Bonus($)    Compensation($)    Options(#)    Compensation($)
---------------------------                     ----      ---------     --------    ---------------  ------------    ---------------
Brian R. Smith ...........................      2000      $200,000      $  1,000            --               --               --
  Chief Executive Officer ................      1999       150,000            --            --               --         $    405(1)
                                                1998       150,000         2,000            --               --              405(1)
Larry D. Sanders (2) .....................      2000       201,154       200,000            --          500,000          344,828(3)
  President and Chief
  Operating Officer
Reagan Y. Sakai (4) ......................      2000       160,000         8,500            --          100,000           29,706(5)
  Vice President, Chief ..................      1999        62,490            --            --          127,500               --
  Financial Officer, Secretary
  and Treasurer
John Middleton ...........................      2000       129,375         7,000            --           60,000               --
  Vice President of ......................      1999       109,708         1,000        22,500               --
  Engineering ............................      1998        48,000            --            --           15,000               --
Allen R. Sockwell (6) ....................      2000       180,000        27,000            --          125,000           18,477(7)
  Vice President of ......................      1999        27,346            --            --          120,000               --
  Human Resources
Robert F. LiVolsi (8) ....................      2000       102,083        15,750      $ 85,668(9)            --            7,292(10)
  Former Vice President of ...............      1999       175,000        51,266            --           60,000               --
  Sales and Marketing ....................      1998       100,849         9,420       187,500               --
James H. Moore (8) .......................      2000        75,000            --            --               --          127,500(12)
  Former President and ...................      1999       200,000            --            --           90,000            1,015(13)
  Chief Operating Officer ................      1998       200,000            --            --          570,000            1,015(13)

----------
(1) Represents the amount we paid in premiums for a life insurance policy for Mr. Smith.

(2) Mr. Sanders joined us as our President and Chief Operating Officer in March 2000.

(3) Represents amounts we paid in connection with the reimbursement of moving expenses for Mr. Sanders.

(4) Mr. Sakai joined us as our Vice President, Chief Financial Officer, Secretary and Treasurer in May 1999.

(5) Represents amounts we paid in connection with the reimbursement of moving expenses for Mr. Sakai.

(6) Mr. Sockwell joined us as our Vice President of Human Resources in September 1999.

(7) Represents amounts we paid in connection with the reimbursement of moving expenses for Mr. Sockwell.

(8) Mr. LiVolsi served as our Vice President of Sales and Marketing until June 2000.

(9)  Represents sales commissions we paid to Mr. LiVolsi.

(10) Represents a severance payment we paid to Mr. LiVolsi in connection with his leaving Crossroads.

(11) Mr. Moore served as our President and Chief Operating Officer until March 2000.

(12) Represents a severance payment we made to Mr. Moore in connection with his leaving Crossroads.

(13) Represents the amount we paid in premiums for a life insurance policy for Mr. Moore.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning individual grants of stock options made during fiscal 2000 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

     The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten year term of the option at its time of grant. It is calculated based on the assumption that the our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

     We granted these options under our 1999 Stock Incentive Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee's services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 2,823,895 shares of common stock granted during fiscal 2000. The following table sets forth information concerning the individual grants of stock options to each of our named executive officers in fiscal 2000.

                          OPTION GRANTS IN FISCAL 2000

                                                      Individual Grants
                                       ---------------------------------------------                       Potential Realizable
                                                                                                             Value of Assumed
                                         Number of       Percent of                                        Annual Rates of Stock
                                        Securities      Total Options                                        Price Appreciation
                                        Underlying       Granted to        Exercise                            for Option Term
                                          Options        Employees in     Price Per     Expiration       ---------------------------
                                        Granted(#)(1)    Fiscal 2000(%)    Share (2)       Date             5%($)            10%($)
                                       --------------  ---------------    ----------    ----------      -----------      -----------
Brian R. Smith ...................              --              --             --               --               --               --
Larry D. Sanders .................         250,000            8.86     $   142.75        2/28/2010      $22,443,677      $56,876,684
                                           250,000            8.86          90.25(3)     2/28/2010       35,568,677       70,001,684
Reagan Y. Sakai ..................          25,000               *          39.88(4)     5/16/2010        1,690,676        3,282,675
                                            75,000            0.03           4.56        7/30/2010          215,200          545,359
John R. Middleton ................          10,000               *          39.88(4)     5/16/2010          676,270        1,313,070
                                            50,000            0.02           4.56        7/30/2010          143,467          363,572
Allen R. Sockwell ................          25,000               *          39.88(4)     5/16/2010        1,690,676        3,282,675
                                           100,000            0.04          4.565        7/30/2010          286,933          727,145
Robert F. LiVolsi(5) .............              --              --             --               --               --               --
James H. Moore(6) ................              --              --             --               --               --               --

----------
*    Less than 0.01% of options granted in fiscal 2000

(1) Options vest over a four-year period. Each option expires on the earlier of ten years from the date of grant or within a specified period following termination of the optionee's employment with us.

(2) The exercise price may be paid in cash or, in certain circumstances, through a promissory note payable to us.

(3) This option was granted on February 29, 2000 and the fair market value on the date of this grant was $142.75 per share.

(4) This option was granted on May 17, 2000 and the fair market value on the date of this grant was $66.00 per share.

(5) Mr. LiVolsi served as our Vice President of Sales and Marketing until June 2000.

(6) Mr. Moore served as our President and Chief Operating Officer until March 2000.

Fiscal Year-end Option Values

     The following table provides information about stock options exercised in fiscal 2000 and options held as of October 31, 2000 by each of our executive officers named in the Summary Compensation Table. No SARs were exercised during fiscal 2000 and none were outstanding at October 31, 2000. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

                            FISCAL 2000 OPTION VALUES

                                                                   Number of
                                  Shares                      Securities Underlying       Value of Unexercised
                                 Acquired       Value       Unexercised Options At      In-the-Money Options At
                                On Exercise  Realized(1)      October 31, 2000 (2)     October 31, 2000 ($)(2)(3)
                               ------------  -----------   --------------------------  --------------------------
                                                           Exercisable  Unexercisable  Exercisable  Unexercisable
                                                           -----------  -------------  ------------ -------------
Brian R. Smith                        --             --           --            --            --           --
Larry D. Sanders                      --             --           --            --            --           --
Reagan Y. Sakai                       --             --       39,843       187,657      $236,588     $689,670
John R. Middleton                 14,061     $2,081,380       47,812        94,688       659,939      338,626
Allen R. Sockwell                     --             --       30,000       215,000            --      237,550
Robert F. LiVolsi (4)                 --             --           --            --            --           --
James H. Moore (5)                    --             --           --            --            --           --

----------
(1) The value realized of shares acquired on exercise was determined by subtracting the exercise price from the fair market value of the common stock on the exercise date multiplied by the number of shares acquired on exercise.

(2) Options granted under our 1996 Stock Option/Stock Issuance Plan, the predecessor to our 1999 Stock Incentive Plan, are immediately exercisable. "Exercisable" refers to those options which were both exercisable and vested while "unexercisable" refers to those options which were unvested.

(3) Value is determined by subtracting the exercise price from the fair market value of our common stock at October 31, 2000 ($6.938 per share based upon the closing sale price of our common stock on the Nasdaq National Market on such date) and multiplying by the number of shares underlying the options.

(4) Mr. LiVolsi served as our Vice President of Sales and Marketing until June 2000.

(5) Mr. Moore served as our President and Chief Operating Officer until March 2000.

Employment   Contracts,   Termination   of  Employment  and  Change  in  Control
Arrangements

     Other than our agreement with Larry D. Sanders described in "Certain Transactions" above, we do not have any employment or change of control agreements with any of the executive officers named in the Summary Compensation Table.

     Our 1999 Stock Incentive Plan, which governs the options granted to the named executive officers, includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

o In the event that we are acquired by merger or asset sale or board-approved sale by the stockholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued in effect will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

o The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity is subsequently involuntarily terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

o The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a hostile take-over effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the optionee's services.

o The options currently outstanding under our 1996 Stock Option/Stock Issuance Plan, which was succeeded by the 1999 plan, will immediately vest in the event we are acquired by merger or asset sale, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. If the options are so assumed by the acquiring entity and our repurchase rights are so assigned to such entity, then no accelerated vesting will occur at the time of the acquisition but the options will accelerate and vest in full upon an involuntary termination of the optionee's employment within 18 months following the acquisition.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Our compensation committee currently consists of Messrs. Eyestone and Topfer, neither of whom currently serves or has previously served as an officer or employee of our company.

Board Compensation Committee Report on Executive Compensation

     It is the duty of the compensation committee to review and determine the salaries and bonuses of executive officers of Crossroads, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to the company's executive officers under our 1999 Stock Incentive Plan.

     The compensation committee believes that the compensation programs for the company's executive officers should reflect Crossroads' performance and the value created for Crossroads' stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company and should reward individual contribution to Crossroads' success. Crossroads is engaged in a very competitive industry, and the company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The compensation committee's policy is to provide the company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the company's achievement of annual financial performance goals as well as individual contributions to these goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between Crossroads' executive officers and its stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the company's financial performance and stock price appreciation rather than base salary.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for fiscal 2000 are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. In setting base salaries, the compensation committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer's base salary is adjusted each year on the basis of (i) the compensation committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Crossroads' performance and profitability may also be a factor in determining the base salaries of executive officers. For the fiscal 2000, the base salary of the company's executive officers ranged from the 30th percentile to the 90th percentile of the base salary levels in effect for comparable positions in the surveyed compensation data.

     Annual Incentives. In setting bonus amounts to executive officers, the compensation committee looks to external market data to assemble competitive variable compensation levels in competitive companies and markets. Based on the foregoing factors and the company's performance for fiscal 2000, bonuses were awarded to the executive officers named in the Summary Compensation Table in the indicated amounts.

     Long-Term Incentives. Generally, stock option grants are made annually by the compensation committee to each of the company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Crossroads from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company's common stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a four-year period, contingent upon the officer's continued employment with Crossroads. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     Grants of Additional Stock Options. At various times in fiscal 2000, the compensation committee considered the options held by our executive officers and employees and the fact that a broad decline in the price of our common stock had resulted in a substantial number of stock options granted pursuant to the 1999 Stock Incentive Plan having exercise prices well above the recent historical trading prices of the common stock. Our management advised the compensation committee that it believed employee turnover was likely to increase in part because our company's total compensation package for long-term employees, which included substantial options with exercise prices well above the then current trading price, was less attractive than compensation offered by other companies in the same geographic location, because options granted to new hires at other companies would be granted at current trading prices.

     The compensation committee determined (i) that our company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) that competition for such personnel would be intense, (iii) that the loss of key employees could have a significant adverse impact on our company's business, (iv) that it would be important and cost-effective to provide equity incentives to employees and executive officers of our company to improve the performance and the value of our company for its stockholders, and (v) that the morale of long-term employees holding stock options with exercise prices well below the current trading price would decrease as more recently hired employees are granted options with exercise prices set at current, lower market prices. Considering these factors, the compensation committee determined it to be in the best interests of Crossroads and its stockholders to restore the incentives for employees and certain executive officers to remain as employees of Crossroads and to exert their maximum efforts on behalf of the company by granting additional stock options under the 1999 Stock Incentive Plan with exercise prices equal to the then current market value. Accordingly, on May 31, 2000, the compensation committee approved additional grants of 554,270 stock options to some of our executive officers and employees generally with an exercise price of $39.875 per share, to some of our executive officers and employees generally, and on July 31, 2000, the compensation committee approved additional grants of 1,106,490 stock options to some of our executive officers and employees generally with an exercise price of $4.5625 per share to some of our executive officers and employees generally. With respect to the additional grants, the ten-year term of the options and the four-year vesting period commenced as of the date of each grant.

     CEO Compensation. In setting the total compensation payable to our Chief Executive Officer, Brian R. Smith, in fiscal 2000, the compensation committee has taken into consideration Mr. Smith's prior accomplishments and strategic leadership in our industry and also sought to make that compensation competitive with the compensation paid to the chief executive officers of comparable companies. Additionally, the compensation committee looked to Crossroads' performance and stock price appreciation for a significant percentage of his total compensation.

     Employee Stock Purchase Plan. We maintain an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of our employees to purchase shares of our common stock. Participating employees may purchase our common stock at a purchase price equal to 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on the exercise date. Employees may designate up to 15% of their base compensation for the purchase of our common stock under this plan. Crossroads' executive officers are eligible to participate in this program, subject to any applicable tax laws.

     Retirement  Plans.  We maintain a plan that complies with the provisions of
Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. We also maintain retirement plans for certain non-U.S. employees. Obligations under these plans are determined in accordance with local regulations and customs. Crossroads' executive officers are eligible to participate in this program, subject to any applicable tax laws.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Crossroads' 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Cash and other non-performance based compensation paid to Crossroads' executive officers for fiscal 2000 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compnsation to be paid to the company's executive officers will exceed that limit. Because it is unlikely that the cash compensation payable to any of the company's executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company's executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company's performance and the interests of Crossroads' stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the compensation committee of the board of directors:


                                                        Richard D. Eyestone
                                                        Morton L. Topfer

Stock Performance Graph

     The graph depicted below shows a comparison of cumulative total stockholder returns for an investment in our common stock, the Nasdaq Stock Market Index and the Nasdaq Computer Manufacturer Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL].


                           CROSSROADS           NASDAQ          NASDAQ COMPUTER
                          SYSTEMS, INC.   STOCK MARKET (U.S.)     MANUFACTURER
                          -------------   -------------------     ------------
10/20/99                     100.00              100.00              100.00
10/99                        395.14              106.48              105.55
11/99                        489.93              119.43              124.45
12/99                        469.44              145.69              147.00
1/00                         404.17              140.31              141.72
2/00                         793.06              166.97              173.12
3/00                         573.61              163.52              184.13
4/00                         392.36              137.54              163.19
5/00                         221.53              120.95              136.47
6/00                         140.28              142.17              159.75
7/00                          25.35              134.47              160.86
8/00                          62.50              150.35              183.33
9/00                          47.22              130.81              163.02
10/00                         38.54              120.02              148.27

* $100  INVESTED  ON  10/20/99  IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING OCTOBER 31.



(1) The graph covers the period from October 20, 1999, the first date on which our common stock began trading following our initial public offering of shares of our common stock, to October 31, 2000.

(2) The graph assumes that $100 was invested in our common stock on October 20, 1999 and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

     Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the audit committee report nor the compensation committee report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) the copies of
Section 16(a) reports we received from such persons for their fiscal 2000 transactions in our common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no other reports were required to be filed by them for fiscal 2000, we believe that all reporting requirements under Section 16(a) for fiscal 2000 were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners except as set forth below.

     o    Richard E. Eyestone did not timely file a Form 4 in May 2000.

     o Pursuant to an administrative error by Crossroads, Larry D. Sanders inadvertently reported option grants on his Form 5 for fiscal 2000 which he did not receive.

     o    Brian R. Smith did not timely file a Form 5 for fiscal 2000.

                                  ANNUAL REPORT

     A copy of our Annual Report to Stockholders for fiscal 2000 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

                           ANNUAL REPORT ON FORM 10-K

     We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on January 16, 2001. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices located at 8300 N. MoPac Expressway, Austin, Texas 78759.

                                   THE BOARD OF DIRECTORS
                                   OF CROSSROADS SYSTEMS, INC.

Dated: January 19, 2001

                                                                      Appendix A

                              AMENDED AND RESTATED
                         CHARTER OF THE AUDIT COMMITTEE
                                       OF
                            CROSSROADS SYSTEMS, INC.

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting processes.

     The Corporation's independent accountants' ultimate accountability is to the Board of Directors and the Audit Committee, as representatives of stockholders. The Audit Committee, as such representatives, has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for stockholder ratification in any proxy statement).

     The Audit Committee's primary duties and responsibilities are to:

     1. Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

     2. Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Corporation.

     3. Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

     The Corporation's management is responsible for preparing the Corporation's financial statements. The Corporation's independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. Except to the extent required by the Nasdaq Policy (defined below), membership on the
Committee  does not call  for the  professional  training  or  technical  skills generally associated with career professionals in the fields of accounting and auditing. In addition, the Corporation's independent auditors and the internal audit staff have more available time and information than does the Committee. Accordingly, the Committee's role does not provide any special assurances with regard to the Corporation's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more independent directors elected by the Board of Directors for a one-year term, all of whom (except as otherwise permitted) shall meet the requirements of NASD Marketplace Rule 4310(c)(26) (the "Nasdaq Policy"). The Chairman, if any, of the Audit Committee shall be appointed by the Board of Directors.

     In addition to the other requirements of the Nasdaq Policy, all members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

III. MEETINGS

     The Audit Committee shall meet on a regular basis and shall hold special meetings as required to discharge the functions specified in this Charter. A majority of the Audit Committee will constitute a quorum for the conduct of business.

     Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the board. Any action of the Audit Committee shall be subject to revision, modification, rescission or alteration by the Board of Directors, provided that no neglect of third parties shall be affected by any such revision, modification, rescission or alteration.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     1. Review this Charter at least annually to ensure compliance with the Nasdaq Policy and, if required, recommend changes to the Board of Directors.

     2. Review the Corporation's significant accounting principles, policies and practices.

     3. Review the Corporation's annual financial statements and any other relevant reports or other financial information.

     4. Review the regular internal financial reports prepared by management and any internal auditing department.

     5. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     6. Review the intended scope of the annual audit and the audit methods and principles being applied by the independent accountants.

     7. In conjunction with the independent accountants, review the integrity of the Corporation's financial reporting processes, both internal and external.

     8. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     9. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

     10. Review with financial management and the independent accountants the Corporation's quarterly financial results prior to the release of earnings and/or the Corporation's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Corporation's accounting principles and any items required to be communicated by the independent accountants in accordance with SAS 61 (see item 11.) The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     11. Discuss certain matters required to be communicated to the audit committees in accordance with AICPA Auditing Standards (SAS) No. 61, including:

          (a) The auditors' responsibility under Generally Accepted Auditing Standards;

          (b)  Significant accounting policies;

          (c)  Management judgments and accounting estimates;

          (d)  Significant audit adjustments;

          (e) Other information in documents containing audited financial statements;

          (f) Disagreements with management including accounting principles, scope of audit and disclosures;

          (g)  Consultation with other accountants by management, and

          (h)  Difficulties encountered in performing the audit.

     12. On at least an annual basis, review with the Corporation's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Corporation's compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

     13. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

================================================================================

                            CROSSROADS SYSTEMS, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF CROSSROADS SYSTEMS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the "Annual Meeting") of Crossroads Systems, Inc., a Delaware corporation ("Crossroads"), and the related Proxy Statement dated January 19, 2001, and appoints Reagan Y. Sakai and Patricia E. Prince, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Crossroads which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held March 2, 2001 at The Hyatt Regency Hotel, 208 Barton Springs Road, Austin, Texas 78704, at 9:00 a.m. Central Standard Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.


                                     (continued and to be signed on the reverse)

================================================================================

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  [X]

             CRXRDS                           KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

================================================================================

CROSSROADS SYSTEMS, INC.

1.   TO ELECT THE FOLLOWING (6) NOMINEES AS DIRECTORS:

     Class I Directors to serve for a one-year term ending at the 2002 annual meeting of stockholders or until their successors are duly elected and qualified:

     01) David L. Riegel                 02) Brian R. Smith

     Class II Directors to serve for a two-year term ending at the 2003 annual meeting of stockholders or until their successors are duly Elected and qualified:

     03) Richard E. Eyestone             04) William P. Wood

     Class III Directors to serve for a three-year term ending at the 2004 annual meeting of stockholders or until their successors are duly Elected and qualified:

     05) Morton L. Topfer                06) Paul S. Zito

        For All |_|      Withhold All |_|      For All Except |_|

     To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

--------------------------------------------------------------------------------

2.   TO APPROVE AN AMENDMENT OF THE 1999 STOCK INCENTIVE PLAN.

                   For |_|       Against |_|     Abstain |_|

3. TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR CROSSROADS FOR THE FISCAL YEAR ENDING OCTOBER 31, 2001.

                   For |_|       Against |_|     Abstain |_|

4. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

     The Board of Directors recommends a vote FOR each of the directors listed above and a vote FOR the listed proposal. This Proxy when properly executed, will be voted as specified hereon. If no specification is made, this Proxy will be voted "FOR" the election of each of the directors listed above and "FOR" the listed proposal.

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


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Signature (PLEASE SIGN WITHIN BOX)   Date         Signature (Joint Owners)  Date